EXHIBIT 99.1
DOLAN MEDIA COMPANY
REPORTS SECOND QUARTER 2009 RESULTS
•	The Company revises 2009 financial guidance to reflect higher revenue and earnings
•	Second quarter 2009 revenues increased 61.3% year-over-year to $67.0 million, including $24.6 million of revenues from the Barrett-NDEx* operations we acquired in September 2008
•	Cash provided by operating activities was $14.5 million in the second quarter
•	Net income attributable to Dolan Media Company was $8.2 million, or $0.27 per diluted share, in the second quarter
•	Adjusted EBITDA was $22.5 million for the second quarter (See “Non-GAAP Financial Measures” below)
•	Cash earnings per diluted share were $0.37 for the second quarter (See “Non-GAAP Financial Measures” below)
MINNEAPOLIS, MINNESOTA — August 4, 2009 — Dolan Media Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended June 30, 2009. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“We are pleased to report strong second quarter results as our mortgage default processing services and public notice revenues demonstrated robust year-over-year growth,” said James P. Dolan, chairman, chief executive officer and president. “Barrett-NDEx, which continues to exceed our expectations, processed more than 55,100 files in the second quarter, an increase of 34% over the same period last year.”

*
In prior quarters, we used the term “NDEx” to describe the mortgage default processing business we acquired on September 2, 2008. This business serves the Texas, California and Georgia markets. We now refer to this acquisition as “Barrett-NDEx.” We have changed the way we refer to this business because, during the second quarter, we began operating American Processing Company under the trade name National Default Exchange, or NDeX. The term “NDeX” in this release means and refers to all of our mortgage default processing operations, including American Processing Company’s mortgage default processing operations in Michigan, Indiana, and Minnesota, and the Barrett-NDEx operations serving the Texas, California and Georgia markets.

“During the quarter, we continued to integrate our mortgage default processing operations. As part of our integration we united American Processing Company and the Barrett-NDEx organizations under one name — National Default Exchange,” Dolan said. “We also merged the technology teams and made excellent progress toward our longer-term goal of operating on a single technology platform that includes the best of both systems.”
Operating margins continued to improve, according to Dolan. “Our operating income represented just over 24% of revenues, up 462 basis points from the same quarter last year,” he said. “Adjusted EBITDA represented nearly 34% of revenues, up 484 basis points over the same period.”
Dolan said recent trends in the Business Information Division continued during the quarter. “As anticipated, division revenues declined by about 3.0% as we continue to work through a difficult display and classified advertising selling environment. Growth in public notice advertising helped to partially offset the decline in advertising,” Dolan said.
“We achieved second quarter cash flow from operating activities of $14.5 million. This continued to strengthen our financial position as we paid down debt and increased our cash balance,” Dolan continued. “Based on our favorable outlook for the remainder of the year, we are again increasing our financial guidance for the full year 2009.”
In today’s release, we use the term “Barrett-NDEx” to describe the mortgage default processing operations serving the Texas, California and Georgia markets that we acquired in September 2008. We use the terms “National Default Exchange” or “NDeX” to refer to all our mortgage default processing operations serving the states of Michigan, Indiana, Minnesota, Texas, California and Georgia.
Full Year 2009 Guidance
Based on our second quarter results and favorable trends in our countercyclical revenues, we are increasing our 2009 guidance as follows (dollars in millions, except per share and percentage data):

	Revised 2009	Previous 2009
	Financial Guidance	Financial Guidance
	(Provided Aug. 4, 2009)	(Provided May 5, 2009)
Total revenues	$254.0 – 258.5	$240.0 – 252.0
Professional Services Division revenues	$169.0 – 171.5	$158.0 – 167.0
Business Information Division revenues	$85.0 – 87.0	$82.0 – 85.0
Net income attributable to Dolan Media Company	$25.0 – 27.3	$21.0 – 24.0
Adjusted EBITDA	$75.5 – 80.0	$70.0 – 75.0
Operating expenses as a percentage of total revenues	81.0% – 83.0%	83.0% – 84.0%
Noncontrolling interest	$5.1 – 5.2	$4.0 – 4.5
Interest expense	$6.5 – 7.0	Approx. $7.5
Cash distributions to holders of noncontrolling interest	$5.1 – 5.2	$3.5 – 4.0
Net income attributable to Dolan Media Company per diluted share	$0.83 – $0.91	$0.70 – $0.80
Cash earnings per diluted share	$1.21 – $1.29	$1.09 – $1.19
Effective tax rate for remainder of 2009	39.5%	39.0%

This guidance excludes the effect of any future acquisitions and assumes that any foreclosure-related state or federal government and/or lender-based programs, including recently enacted legislation in Michigan and Indiana described in our Form 10-Q, will have no material effect on our results of operations.
Second Quarter 2009 Discussions
For the three months ended June 30, 2009, we announce today the following financial results (dollars in thousands, except per share data):

	Three Months	Three Months	Year-over-
	Ended June 30,	Ended June 30,	Year
	2009	2008	Percentage
	(unaudited)	(unaudited)	Change
Total revenues	$67,040	$41,553	61.3%
Professional Services Division revenues	44,294	18,129	144.3%
Business Information Division revenues	22,746	23,424	(2.9)%
Operating income	16,317	8,194	99.1%
Net income attributable to Dolan Media Company	8,206	4,397	86.6%
Adjusted EBITDA+	22,520	11,947	88.5%
Net income attributable to Dolan Media Company per diluted share	$0.27	$0.17	58.8%
Cash earnings+	11,165	5,525	102.1%
Cash earnings per diluted share+	$0.37	$0.22	68.2%

+	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of this non-GAAP financial measure to GAAP and why we believe it is an important measure of our performance.
Total revenues for the second quarter of 2009 were $67.0 million, an increase of 61.3% from $41.6 million in the same period in 2008. NDeX revenues were up $26.1 million in the second quarter 2009 compared to second quarter 2008, primarily resulting from the Barrett-NDEx operations we acquired in September 2008. This increase in mortgage default processing revenues was partially offset by a $0.7 million year-over-year decline in total revenues in the Business Information Division.
Professional Services Division revenues increased to 66.1% of total revenues for the second quarter of 2009, from 43.6% for the same prior-year period. Business Information Division revenues for the three months ended June 30, 2009, represented 33.9% of total revenues compared to 56.4% in the same period in 2008. This change in mix primarily resulted from $24.6 million in revenues in the second quarter from Barrett-NDEx as well as from general economic conditions in the markets we serve.

Total operating expenses for the second quarter of 2009 were $52.1 million, or 77.6% of total revenues, down from 83.8% for the same period last year. Total operating expenses increased $17.2 million over the second quarter of 2008 primarily resulting from additional costs associated with the Barrett-NDEx operations we acquired in September 2008. Continued expense management in the Business Information Division partially offset this increase.
Total direct operating expenses for the three months ended June 30, 2009, were $23.1 million, an increase of 58.4% from $14.6 million in the same period last year. The increase in direct operating expenses is attributable to a $9.2 million increase in our Professional Services Division, associated with NDeX, most notably from the Barrett-NDEx operations acquired in September 2008. The Business Information Division’s direct operating expenses decreased $0.7 million compared to the second quarter last year. As a percentage of revenue, direct operating expenses in the second quarter of 2009 decreased 60 basis points to 34.5% compared to the same period last year, primarily as a result of an increase in public notice revenues, which are higher margin revenues, and lower production and distribution expenses in the Business Information Division.
Selling, general and administrative expenses were $22.4 million for the three months ended June 30, 2009, an increase of 34.0% from $16.7 million for the same prior-year period. This increase consisted of a $6.2 million increase in our Professional Services Division, a $1.7 million decrease in these expenses in our Business Information Division, and a $1.2 million increase in unallocated corporate costs.
Operating income for the second quarter of 2009 was $16.3 million, or 24.3% of revenues, an increase of 99.1% from $8.2 million, which was 19.7% of revenues in the same period in 2008. Operating margin for the quarter increased year-over-year as a result of increased revenue from our mortgage default processing and public notice operations as well as cost reductions in the Business Information Division. For 2009, we continue to believe that our operating margin will be lower than it was for the first six months of 2009 as we expect additional employee expenses related to performance-based pay, headcount increases at NDeX in response to increases in file volumes during the first and second quarter of 2009, and other employee benefits. Operating income for the three months ended June 30, 2009, and June 30, 2008, included equity in earnings of The Detroit Legal News Publishing, LLC, of $1.3 million and $1.5 million, respectively.
Professional Services Division Results
Our Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX and Counsel Press. NDeX is a leading provider of mortgage default processing services in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the second quarter of 2009 were $44.3 million, an increase of 144.3% from $18.1 million for the same period in 2008. Revenue growth in the Professional Services Division was attributable to a $24.6 million increase in mortgage default processing services revenues from Barrett-NDEx, and $1.5 million in organic revenue growth (Please refer to Item 2 in our Form 10-Q, which we intend to file on or before August 10, 2009, for a definition of organic revenue growth). In the second quarter of 2009, we reported $40.9 million in mortgage default processing services revenues. For the three months ended June 30, 2009, NDeX serviced approximately 93,100 mortgage default case files, compared to approximately 36,700 mortgage default case files we processed during the second quarter of 2008. Barrett-NDEx accounted for approximately 55,200 of the files processed during the second quarter of 2009. This represents an increase of 14,000 files, or 34.0% growth, for Barrett-NDEx, when compared to that operation’s historical file volumes (pre-acquisition). Counsel Press, our appellate services business, reported a slight increase in revenues during the second quarter compared to the same period last year.

Direct operating expenses attributable to the Professional Services Division increased $9.2 million to $15.7 million in the second quarter of 2009, from $6.4 million for the same period in 2008. Selling, general and administrative expenses increased $6.2 million year-over-year to $10.8 million. Barrett-NDEx accounted for $9.0 million of the increase in direct operating expenses and $5.8 million of the increase in selling, general and administrative expenses. Amortization expense increased $1.8 million to $3.4 million in the second quarter of 2009, from $1.6 million for the same period last year. The increase in amortization expense is primarily attributable to the amortization of finite-lived intangible assets associated with the Barrett-NDEx operations we acquired in September 2008, which added $1.7 million in amortization expense. Total Professional Services operating expenses as a percentage of division revenues decreased to 71.0% for the three months ended June 30, 2009, from 72.3% for the prior-year period.
Based upon the adjusted EBITDA for Barrett-NDEx for the first three calendar quarters following the close of the acquisition, Barrett-NDEx appears to be on course to earn the maximum earnout payment of $13.0 million, which, if earned, we would expect to pay in the fourth quarter of 2009.
Business Information Division Results
Our Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States. Division revenues for the second quarter of 2009 were $22.7 million, a decrease of $0.7 million, or 2.9%, from $23.4 million for the same period in 2008. Display and classified advertising revenues decreased $1.9 million year over year, or 22.1%, primarily due to an approximately 20.0% decrease in the number of ads placed in our publications, which we believe was driven by the sluggish economy. Display and classified advertising revenues also declined because of a decrease in the average price paid per display and classified ad across our publications. Circulation revenues decreased by $0.3 million, or 8.1%, year-over-year due to a 7.6% decline in the number of paid subscribers between June 30, 2008, and June 30, 2009. Public notice revenues increased $1.6 million, or 15.1%, year-over-year primarily as a result of an approximately 10.0% increase in the number of public notice ads, primarily foreclosure notices, placed in our publications.
Direct operating expenses for the Business Information Division for the second quarter of 2009 declined 8.9% to $7.4 million from $8.2 million for the same prior-year period. Selling, general and administrative expenses for the division decreased 16.6% to $8.5 million primarily from a decrease in headcount, along with the payment of lower commissions and performance-based pay as a result of lower revenues. Decreases in promotional spending also contributed to this reduction in expenses. The decline in selling, general and administrative expenses also includes a decrease of $0.4 million in bad debt expense resulting from focused collection efforts and improvements in our accounts receivable agings. Total operating expenses attributable to the Business Information Division as a percentage of division revenue declined to 76.0% for the three months ended June 30, 2009, from 83.6% for the three months ended June 30, 2008.

Balance Sheet and Liquidity
At the end of the second quarter we had $16.0 million of cash and cash equivalents compared to $2.5 million at the end of 2008. During the second quarter, we generated $14.5 million of cash provided by operating activities as we benefited from the contributions of our business operations. Working capital during the quarter increased by $12.8 million primarily as a result of the $9.9 million increase in cash and cash equivalents during the same period. Days sales outstanding (DSO) at the end of the second quarter was 75.5, a slight improvement from 76.6 at the end of the first quarter. We used our cash to make $2.4 million of regularly scheduled debt payments, $1.4 million in earnout payments and $0.8 million of capital expenditures during the second quarter. Total debt outstanding at the end of the second quarter 2009 was $149.1 million. Our leverage ratio at the end of the quarter was 1.9 times total debt to trailing twelve month pro forma adjusted EBITDA. The comparable leverage ratio at March 31, 2009, was 2.1 times.
Non-GAAP Financial Measures
Our financial presentation uses the following non-GAAP financial measures of our operating performance and profitability: adjusted EBITDA, cash earnings, and cash earnings per diluted share. We provide these non-GAAP measures as a supplement to the information about our company provided by net income attributable to Dolan Media Company and our other GAAP measures. We provide these non-GAAP measures to aid our investors and not as a substitute to measures provided by GAAP. We believe these non-GAAP measures are useful to our investors because they enable our investors to compare us to our peers because they remove from our operating results the following: (1) the impact of items of income and expense that are unique to us due to our operations; (2) expenses that would be higher than our peers due to our acquisitive nature; and (3) non-cash items that may be calculated differently from similar items of our peers. We also believe these measures are useful to investors because they allow our investors to view our operating performance and profitability as we do and, as a result, gain a meaningful understanding of our operating results and relevant trends in our business.
Adjusted EBITDA
The adjusted EBITDA measure presented consists of net income attributable to Dolan Media Company before:
•	interest expense, net;
•	income tax expense;

•	depreciation and amortization;
•	non-cash compensation expense;
•	non-recurring income and/or expense; and
•	noncontrolling interest;
and after:
•	distributions paid to holders of noncontrolling interest.
Management’s Use of Adjusted EBITDA
We are providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of our operating performance and profitability. We do not provide adjusted EBITDA as a measure of our liquidity. We are providing adjusted EBITDA because we have historically used adjusted EBITDA to evaluate our operating performance and profitability over different periods and because we believe it provides useful information about our operating results in addition to net income attributable to Dolan Media Company and other GAAP measures. We use adjusted EBITDA because it helps us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results the impact of the following: (1) our net cash or borrowing position (which includes non-cash expense related to the interest on our swaps); (2) operating in different tax jurisdictions; and (3) the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that we have completed since our inception. Similarly, our presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted stock grants that we have granted. We exclude this non-cash expense from adjusted EBITDA because we believe any amount we are required to record as share-based compensation expense contains subjective assumptions over which our management has no control, such as share price and volatility.
We also adjust EBITDA for our noncontrolling interest and cash distributions paid to the holders of this interest because we believe this provides more timely and relevant information with respect to our financial performance. We exclude amounts with respect to our noncontrolling interest because this is a non-cash adjustment that does not reflect amounts actually paid to the holders of our noncontrolling interest because (1) distributions for any month are actually paid by NDeX (the entity with the noncontrolling interest) in the following month and (2) it does not include adjustments for NDeX’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to the holders of the noncontrolling interest. We instead include the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by NDeX, thus allowing for a more accurate determination of our performance and ongoing obligations.

We also adjust EBITDA for non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. There were no items of non-recurring income or expense in the three months ended June 30, 2009, or for the three months ended June 30, 2008. In our calculation of the adjusted EBITDA for the six months ended June 30, 2009, we excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer at Barrett-NDEx, who passed away in January 2009. There were no items of non-recurring income or expense in the six months ended June 30, 2008.
We believe that adjusted EBITDA is meaningful information about our business operations that investors should consider along with our GAAP financial information. We use adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use a variation of adjusted EBITDA to evaluate our operating performance in monitoring our compliance with certain financial covenants in our credit agreement and are using adjusted EBITDA to determine performance-based short-term incentive payments for our executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect our operations. We compensate for these limitations by also considering the most comparable GAAP measure and the impact that each item excluded from adjusted EBITDA has on that GAAP measure and we revise our disclosures as necessary to ensure that how we use adjusted EBITDA is clear to our investors and those reading this release. Further, we monitor significant changes in the items we exclude from adjusted EBITDA and the resulting impact on adjusted EBITDA to ensure that we explain or clarify any distortions that might cause confusion among our investors or those reading this release.
This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.

The following is a reconciliation of our net income attributable to Dolan Media Company to adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income attributable to Dolan Media Company	$8,206	$4,397	$16,853	$8,404

Interest expense, net	1,432	287	3,168	2,738
Income tax expense	5,361	3,027	9,678	5,786
Amortization of intangibles	4,171	2,318	9,295	4,536
Depreciation expense	2,351	1,190	4,474	2,291
Amortization of DLNP intangibles	377	377	753	754
Non-cash compensation expense	639	393	1,145	792
Non-recurring (income) or expense	—	—	(1,435)	—
Noncontrolling interest	1,318	493	2,506	1,050
Cash distribution to holders of noncontrolling interest	(1,335)	(535)	(2,311)	(909)

Adjusted EBITDA
	$22,520	$11,947	$44,126	$25,442

Cash Earnings, and Cash Earnings per Diluted Share
The cash earnings measure presented consists of net income attributable to Dolan Media Company before:
•	non-cash interest income related to the change in fair value of interest rate swaps;
•	non-cash compensation expense;
•	amortization expense;
•	non-recurring income and/or expense; and
•	an adjustment to income tax expense related to the reconciling items relating to the above at the appropriate tax rate (then-in-effect)
We calculate the cash earnings per diluted share measure presented by dividing cash earnings by the weighted average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings and Cash Earnings Per Diluted Share
We are providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as a measure of our operating performance and profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. We also provide these non-GAAP measures because analysts that cover our company consistently use these measures to evaluate our performance and because our investors have told us that they find these measures helpful in comparing our performance to our peers. In addition, we are providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating our performance. We believe that cash earnings per diluted share is an important indicator of our performance even more so now than in prior periods because of the adoption of SFAS 160, which requires us to mark our redeemable noncontrolling interest to either the fair value or the redemption amount at each reporting period. See Note 1 of our unaudited condensed consolidated financial statements in our Form 10-Q, filed on or before August 10, 2009, for more information on the requirements of SFAS No. 160. We believe these non-GAAP measures, as we have defined them, help us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results non-cash interest expense related to the change in the fair value of our interest rate swaps; our non-cash compensation expense for stock options and restricted stock that we have awarded; amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions we have completed since our inception and income tax expense related to these items.

We also exclude non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. There were no items of non-recurring income or expense in the three months ended June 30, 2009, or for the three months ended June 30, 2008. In our calculation of cash earnings and cash earnings per diluted share for the six months ended June 30, 2009, we have excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer at Barrett-NDEx, who passed away in January 2009. There were no items of non-recurring income or expense in the six months ended June 30, 2008.
We believe that cash earnings and cash earnings per diluted share are meaningful information about our business operations that investors should consider along with our GAAP financial information. We use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use cash earnings and cash earnings per diluted share, in part, to determine performance-based short-term incentive payments for our executive officers and other key employees.
Cash earnings and cash earnings per diluted share are both non-GAAP measures that have limitations because they do not include all items of income and expense that affect our operations. We compensate for these limitations by also considering the most comparable GAAP measure and the impact that each item excluded from these non-GAAP measures has on that comparable GAAP measure and we revise our disclosures as necessary to ensure that how we use these non-GAAP measures is clear to our investors and those reading this release. Further, we monitor significant changes in the items we exclude from these non-GAAP measures and the resulting impact on them to ensure that we explain or clarify any distortions that might cause confusion among our investors or those reading this release.
Neither of these non-GAAP financial measures is prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for us may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.

The following is a reconciliation of our net income attributable to Dolan Media Company to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income attributable to Dolan Media Company	$8,206	$4,397	$16,853	$8,404

Non-cash interest (income) expense related to the change in fair value of interest rate swaps	(296)	(1,177)	(530)	(22)
Non-cash compensation expense	639	393	1,145	792
Amortization of intangibles	4,171	2,318	9,295	4,536
Amortization of DLNP intangible	377	377	753	754
Non-recurring (income) or expense	—	—	(1,435)	—
Adjustment to income tax expense related to reconciling items at effective tax rate	(1,932)	(783)	(4,409)	(2,485)

Cash earnings	$11,165	$5,525	$21,672	$11,979

Net income attributable to Dolan Media Company per diluted share (GAAP)	$0.27	$0.17	$0.56	$0.33
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of SFAS No. 160	$(0.13)	$—	$(0.24)	$—

Net income attributable to Dolan Media Company common stockholders per diluted share (GAAP)	$0.14	$0.17	$0.32	$0.33

Cash earnings per diluted share	$0.37	$0.22	$0.72	$0.47

Weighted average diluted shares outstanding	29,917,495	25,307,422	29,896,194	25,246,729
Conference Call
We have scheduled a conference call today, August 4, 2009, at 4:00 p.m. U.S. Central Daylight Time (5:00 p.m. U.S. Eastern Daylight Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president, Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer, will be broadcast live over the Internet and accessible through the investor relations section of our web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in our second quarter conference call will also be available prior to the conference call start, through the investor relations section of our web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of our web site for a period of 21 days.

Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2009 Guidance,” that reflect our current expectations and projections about future results, performance, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; if the number of case files referred to NDeX by our customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; regulation of sub-prime, Alt A and other non-traditional mortgage products and foreclosures, including bills introduced in states where we do business, the Hope for Homeowners Act, the Emergency Economic Stabilization Act, and Homeowner Affordability and Stability Plan, the Streamlined Modification Program and voluntary foreclosure relief programs developed by lenders, loan servicers, government sponsored entities, the Hope Now Alliance, a consortium that includes loan servicers, and others over whom we have no control may have an adverse effect on or restrict our mortgage default processing services and public notice operations; a change in the laws governing public notice requirements may reduce or eliminate the amount of public notices required to be published in print, affect how newspapers are chosen for publication of public notices or adversely change the eligibility requirements for publishing public notices, which could adversely affect our revenues, profitability and growth opportunities; integration of acquired businesses may place a strain on our management and internal systems, processes and controls; the acquisition of Barrett-NDEx may expose us to particular business and financial risks that include, but are not limited to: (1) failing to integrate the operations, personnel and internal controls of Barrett-NDEx into NDeX or to manage Barrett-NDEx or our growth; and (2) facing operational difficulties in new markets or with new product and service offerings; we incurred additional indebtedness to close the acquisition of Barrett-NDEx and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies; and we may be required to incur additional indebtedness or raise additional capital to fund our operation, repay indebtedness, fund capital expenditures or fund acquisitions, which may not be available to us or on acceptable terms, when needed. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 12, 2009, available at the SEC’s web site at www.sec.gov and our website at www.dolanmedia.com, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,048	$2,456
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $964 and $1,398 as of June 30, 2009, and December 31, 2008, respectively)	51,827	38,776
Unbilled pass-through costs	12,684	7,164
Prepaid expenses and other current assets	2,299	4,881
Deferred income taxes	397	397

Total current assets	83,255	53,674
Investments	16,356	17,126
Property and equipment, net	18,861	21,438
Finite-life intangible assets, net	246,948	254,917
Goodwill	117,961	118,983
Other assets	4,510	5,166

Total assets	$487,891	$471,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$11,900	$12,048
Accounts payable	7,055	9,116
Accrued pass-through liabilities	25,073	21,598
Accrued compensation	6,848	7,673
Accrued liabilities	5,898	2,738
Due to sellers of acquired businesses	—	75
Deferred revenue	14,540	13,014

Total current liabilities	71,314	66,262
Long-term debt, less current portion	137,225	143,450
Deferred income taxes	13,505	18,266
Deferred revenue and other liabilities	4,696	5,136

Total liabilities	226,740	233,114

Redeemable noncontrolling interest	28,009	15,760

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,081,017 and 29,955,018 shares as of June 30, 2009, and December 31, 2008, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Additional paid-in capital	285,169	291,310
Accumulated deficit	(52,057)	(68,910)

Total stockholders’ equity	233,142	222,430

Total liabilities and stockholders’ equity	$487,891	$471,304

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues
Professional Services	$44,294	$18,129	$86,326	$36,869
Business Information	22,746	23,424	44,650	46,196

Total revenues	67,040	41,553	130,976	83,065
Operating expenses
Direct operating: Professional Services	15,682	6,436	31,140	12,747
Direct operating: Business Information	7,425	8,152	14,875	15,724
Selling, general and administrative	22,427	16,732	43,163	32,836
Amortization	4,171	2,318	9,295	4,536
Depreciation	2,351	1,190	4,474	2,291

Total operating expenses	52,056	34,828	102,947	68,134
Equity in earnings of The Detroit Legal News Publishing, LLC	1,333	1,469	2,730	3,026

Operating income	16,317	8,194	30,759	17,957

Non-operating income (expense)
Interest expense, net of interest income	(1,728)	(1,464)	(3,698)	(2,760)
Non-cash interest income related to interest rate swaps	296	1,177	530	22
Other income	—	10	1,446	21

Total non-operating expense	(1,432)	(277)	(1,722)	(2,717)

Income before income taxes	14,885	7,917	29,037	15,240
Income tax expense	(5,361)	(3,027)	(9,678)	(5,786)

Net income	$9,524	$4,890	$19,359	9,454

Less: Net income attributable to the redeemable noncontrolling interest	(1,318)	(493)	(2,506)	(1,050)

Net income attributable to Dolan Media Company	$8,206	$4,397	$16,853	$8,404

Earnings per share — basic:
Net income attributable to Dolan Media Company	$0.27	$0.18	$0.56	$0.34
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of SFAS No. 160	(0.13)	—	$(0.24)	—

Net income attributable to Dolan Media Company common stockholders	$0.14	$0.18	$0.32	$0.34

Weighted average shares outstanding — basic	29,815,405	24,936,360	29,810,590	24,936,183

Earnings per share — diluted:
Net income attributable to Dolan Media Company	$0.27	$0.17	$0.56	$0.33
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of SFAS No. 160	(0.13)	—	$(0.24)	—

Net income attributable to Dolan Media Company common stockholders	$0.14	$0.17	$0.32	$0.33

Weighted average shares outstanding — diluted	29,917,495	25,307,422	29,896,194	25,246,279

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net income	$9,524	$4,890	$19,359	$9,454
Distributions received from The Detroit Legal News Publishing, LLC	2,100	2,100	3,500	3,500
Distributions paid to holders of noncontrolling interest	(1,335)	(536)	(2,311)	(909)
Non-cash operating activities:
Amortization	4,171	2,317	9,295	4,536
Depreciation	2,351	1,190	4,474	2,291
Equity in earnings of The Detroit Legal News Publishing, LLC	(1,333)	(1,469)	(2,730)	(3,026)
Stock-based compensation expense	639	393	1,145	792
Change in value of interest rate swap and accretion of interest on note payable	(295)	(1,128)	(525)	81
Amortization of debt issuance costs	61	47	123	94
Change in accounting estimate related to self-insured medical reserve	—	(470)	—	(470)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable and unbilled pass-through costs	(2,698)	1,376	(18,571)	(4,461)
Prepaid expenses and other current assets	370	388	2,581	386
Other assets	24	(98)	18	17
Accounts payable and accrued liabilities	1,215	(2,608)	5,199	(2,910)
Deferred revenue	(295)	(570)	1,444	199

Net cash provided by operating activities	14,499	5,822	23,001	9,574

Cash flows from investing activities
Acquisitions and investments	(1,401)	(1,754)	(1,426)	(19,176)
Pending acquisitions	—	(691)	—	(691)
Capital expenditures	(803)	(861)	(1,613)	(2,303)

Net cash used in investing activities	(2,204)	(3,306)	(3,039)	(22,170)

Cash flows from financing activities
Net payments on senior revolving note	—	—	—	(9,000)
Proceeds from borrowings or conversions on senior term notes	—	—	—	25,000
Payments on senior long-term debt	(2,375)	(939)	(4,625)	(1,564)
Capital contribution from holder of noncontrolling interest	—	—	—	1,179
Payment on unsecured note payable	—	—	(1,750)	(1,750)
Proceeds from stock option exercises	7	—	7	—
Other	—	1	(2)	—

Net cash (used) provided by financing activities	(2,368)	(938)	(6,370)	13,865

Net increase in cash and cash equivalents	9,927	1,578	13,592	1,269
Cash and cash equivalents at beginning of the period	6,121	1,037	2,456	1,346

Cash and cash equivalents at end of the period	$16,048	$2,615	$16,048	$2,615